                                                                       EXHIBIT 2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                       WARRANT TO PURCHASE 125,000 SHARES
                               OF COMMON STOCK OF
                                DIGITAL LAVA INC.
                           (VOID AFTER JULY 30, 2007)

     This certifies that SUTRO & CO. INCORPORATED or its permitted assigns (the "Holder"), for value received, is entitled to purchase from Digital Lava Inc., a Delaware corporation (the "Company"), having a place of business at 13160 Mindanao Way, Suite 350, Marina Del Rey, CA 90292, ONE HUNDRED TWENTY-FIVE THOUSAND (125,000) shares of the Company's common stock, par value $.0001 per share ("Common Stock") for cash at a price of $4.00 per share (the "Stock Purchase Price") at any time or from time to time during the seven (7) year period beginning July 31, 2000 and up to and including 5:00 p.m. (Pacific time) on July 30, 2007 (the "Expiration Date"), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Subscription Form attached hereto duly filled in and signed and, if applicable, upon payment of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.

     This Warrant is subject to the following terms and conditions:

     1. EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR SHARES.

          1.1 GENERAL. This Warrant is exercisable at the option of the Holder, at any time or from time to time, up to the Expiration Date for all or any part of the shares of Common Stock (but not for a fraction of a share) which may be purchased hereunder. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which the Company shall have received (i) this Warrant duly surrendered and properly endorsed, (ii) the completed, executed Subscription Form and (iii) payment for such shares. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company's expense within a reasonable time after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of

Common Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder. The aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised shall be payable to the Company in cash, by certified check for immediately available funds, or by wire transfer of immediately available funds to an account designated by the Company, unless exercise is made pursuant to the provisions of Section 1.2 below.

          1.2 CASHLESS EXERCISE. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of the Company's Common Stock is greater than the Stock Purchase Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Subscription Form, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

                X = Y (A-B)
                    -------
                       A

          Where X =      the number of shares of Common Stock to be issued to
                         the Holder

                Y = the number of shares of Common Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised (at the date of such calculation)

                A = the fair market value of one share of the Company's Common Stock (at the date of such calculation)

                B = Stock Purchase Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of Common Stock shall be equal to the last reported sale price on the date of such calculation of the Company's Common Stock, or if no reported sale takes place on such day, the average of the last reported sales price for the last three trading days, in either case as officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or by NASDAQ, or if the Company's Common Stock is not so listed on such exchange or quoted on NASDAQ, as determined by the Company's Board of Directors in good faith.

          2. SHARES TO BE FULLY PAID; RESERVATION OF SHARES. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized and validly issued, and, upon payment of the aggregate Stock Purchase Price therefor, fully paid and nonassessable, and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the

Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as set forth in Section 3 hereof) if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company's Restated Certificate of Incorporation. Any exercise of this Warrant shall be made pursuant to a Subscription Form, attached hereto as EXHIBIT A.

          3. ADJUSTMENT OF STOCK PURCHASE PRICE AND NUMBER OF SHARES. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

          3.1 SUBDIVISION OR COMBINATION OF STOCK. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

          3.2 DIVIDENDS IN COMMON STOCK, OTHER STOCK, PROPERTY,
RECLASSIFICATION. If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

               (a) Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

               (b) any cash paid or payable otherwise than as a cash dividend, or

               (c) Common Stock or additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3.1 above), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had it been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

          3.3 DILUTIVE ISSUANCES. In the event that the Company shall sell or issue at any time after the date of this Warrant and prior to its termination, shares of Common Stock (other than Excluded Shares, as defined in Section 3.3.5), or any other equity securities or rights (including Company treasury stock) which are exercisable, exchangeable or convertible into shares of Common Stock, at a consideration per Share less than the Stock Purchase Price, then the Stock Purchase Price shall be adjusted to a new Stock Purchase Price (calculated to the nearest cent) determined by dividing

               (a) an amount equal to (i) the total number of Shares Outstanding (as defined below and subject to adjustment in the manner set forth in Section 3.1) on the date of issuance of this Warrant before such issuance or sale multiplied by the Stock Purchase Price in effect on the date of issuance of this Warrant (subject, however, to adjustment in the manner set forth in Section 3.1), plus (ii) the aggregate of the amount of all consideration, if any, received by the Company for the issuance or sale of shares of Common Stock since the date of issuance of this Warrant, by

               (b) the total number of Shares Outstanding immediately after such issuance or sale.

In no event shall any such adjustment be made pursuant to this Section 3.3 if it would increase the Stock Purchase Price in effect immediately prior to such adjustment, except as provided in Sections 3.3.3 and 3.3.4. Upon each adjustment of the Stock Purchase Price pursuant to this Section 3.3, the holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares of Common Stock obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

               3.3.1 DEFINITIONS. For purposes of this Section 3.3, the following definitions shall apply:

                    (a) "CONVERTIBLE SECURITIES" shall mean any indebtedness or securities convertible into or exchangeable for shares of Common Stock.

                    (b) "OPTIONS" shall mean any rights, warrants or options to purchase shares of Common Stock or Convertible Securities, other than rights, warrants or options to purchase Excluded Securities (as defined in Section 3.3.5).

                    (c) "SHARES OUTSTANDING" shall mean the aggregate of all shares of Common Stock outstanding and all shares of Common Stock issuable upon exercise of all outstanding Options and conversion of all outstanding Convertible Securities.

               3.3.2 For the purposes of this Section 3.3, the following provisions shall also be applicable:

                    (a) CASH CONSIDERATION. In case of the issuance or sale of additional shares of Common Stock for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company for such shares of Common Stock (or, if such shares of Common Stock are offered by the Company for subscription, the subscription price, or, if such shares of Common Stock are sold to underwriters or dealers for public offering without a subscription offering, the public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

                    (b) NON-CASH CONSIDERATION. In case of the issuance (otherwise that upon conversion or exchange of Convertible Securities) or sale of additional shares of Common Stock, Options or Convertible Securities for a consideration other than cash or a consideration a part of which shall be other than cash, the fair value of such consideration as determined by the Board of Directors of the Company in the good faith exercise of its business judgment (in a duly authorized resolution certified by the secretary of the Company), irrespective of the accounting treatment thereof, shall be deemed to be the value, for purposes of this Section 3.3, of the consideration other than cash received by the Company for such securities. If the Holder does not agree with the valuation, the Holder may seek the opinion of a mutually acceptable appraiser. This cost shall be borne by the Company, unless the value determined by the appraiser is within 5% of the value determined by the Board, in which case the cost shall be borne by the Holder.

                    (c) OPTIONS AND CONVERTIBLE SECURITIES. If the Company shall in any manner issue or grant any Options or any Convertible Securities, the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or grant of such Options or, in the case of the issue or sale of Convertible Securities other than where the same are issuable upon the exercise of Options, as of the date of such issue or sale) be deemed to be issued and to be outstanding for the purpose of this Section 3.3 and to have been issued for the sum of the amount (if any) paid for such Options or Convertible Securities and the amount (if any) payable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable; PROVIDED that, subject to the provisions of Section 3.3.3, no further adjustment of the Stock Purchase Price shall be made upon the actual issuance of any such shares of Common Stock or Convertible Securities or upon the conversion or exchange of any such Convertible Securities.

               3.3.3 CHANGE IN OPTION PRICE OR CONVERSION RATE. In the event that the purchase price provided for in any Option referred to in subsection 3.3.2(c), or the rate at which any Convertible Securities referred to in subsection 3.3.2(c) are convertible into or exchangeable for shares of Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), then, for purposes of any adjustment required by Section 3.3, the Stock Purchase Price in effect at the time of such event shall forthwith be readjusted to the Stock Purchase Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, PROVIDED that if such readjustment is an increase in the Stock Purchase Price, such readjustment shall not exceed the amount (as adjusted by Sections
3.1 and 3.3) by which the Stock Purchase Price was decreased pursuant to Section
3.3 upon the issuance of the Option or Convertible Security. In the event that the purchase price provided for in any such Option referred to in subsection 3.3.2(c), or the additional consideration (if any) payable upon the conversion or exchange of any Convertible Securities referred to in subsection 3.3.2(c), or the rate at which any Convertible Securities referred to in subsection 3.3.2(c) are convertible into or exchangeable for shares of Common Stock, shall be reduced at any time under or by reason or provisions with respect thereto designed to protect against dilution, then in case of the delivery of shares of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security; the Stock Purchase Price then in effect hereunder shall, upon issuance of such shares of Common Stock, be adjusted to such amount as would have obtained had such Option or Convertible Security never been issued and had adjustments been made only upon the issuance of the shares of Common Stock delivered as aforesaid and for the consideration actually received for such Option or Convertible Security and the shares of Common Stock, PROVIDED that if such readjustment is an increase in the Stock Purchase Price, such readjustment shall not exceed the amount (as adjusted by Sections 3.1 and 3.3) by which the Stock Purchase Price was decreased pursuant to Section 3.3 upon the issuance of the Option or Convertible Security.

               3.3.4 TERMINATION OF OPTION OR CONVERSION RIGHTS. In the event of the termination or expiration of any right to purchase shares of Common Stock under any Option granted after the date of this Warrant or of any right to convert or exchange Convertible Securities issued after the date of this Warrant, the Stock Purchase Price shall, upon such termination, be readjusted to the Stock Purchase Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the shares issuable thereunder shall no longer be deemed to be Shares Outstanding, PROVIDED that if such readjustment is an increase in the Stock Purchase Price, such readjustment shall not exceed the amount (as adjusted by Sections 3.1 and 3.3) by which the Stock Purchase Price was decreased pursuant to Section 3.3 upon the issuance of the Option or Convertible Security. The termination or expiration of any right to purchase shares of Common Stock under any Option granted prior to the date of this Warrant or of any right to convert or exchange Convertible Securities issued prior to the date of this Warrant shall not trigger any adjustment to the Stock Purchase Price, but the shares of Common Stock issuable under such Options or Convertible

Securities shall no longer be counted in determining the number of Shares Outstanding on the date of issuance of this Warrant for purposes of subsequent calculations under this Section 3.3.

               3.3.5 EXCLUDED SHARES. Notwithstanding anything herein to the contrary, the Stock Purchase Price shall not be adjusted pursuant to this
Section 3.3 by virtue of the issuance and/or sale of Excluded Shares, which shall mean the following: (a) shares of Common Stock issuable upon the exercise of this Warrant; (b) shares of Common Stock, Options or Convertible Securities to be issued and/or sold pursuant to the Company's 1996 Stock Option Plan, or any other similar stock option plan duly adopted by the Board of Directors and stockholders of the Company; (c) the issuance of shares of Common Stock, Options and/or Convertible Securities pursuant to Options and Convertible Securities outstanding as of the date of this Warrant or which the Company has a current obligation to issue at some future date; (d) the issuance of shares of Common Stock, Options or Convertible Securities as a share dividend or upon any subdivision or combination of shares of Common Stock or Convertible Securities (for which appropriate adjustments are to be made pursuant to Section 3.1 hereof); and (e) the issuance of shares of Common Stock (including those shares of Common Stock issuable upon the exercise or conversion of Options or Convertible Securities) in connection a strategic partnership or other business and/or product consolidation or joint venture. For purposes of this Section 3.3, all shares of Common Stock of Excluded Shares shall be deemed to have been issued for an amount of consideration per Share equal to the initial Stock Purchase Price (subject to adjustment in the manner set forth in Section 3.1). In addition, if the amount of any adjustment pursuant to this Section 3 shall be less than two cents (2(cent)) per share, no adjustment to the Stock Purchase Price or to the number of shares of Common Stock issuable upon the exercise of this Warrant shall be made; PROVIDED, HOWEVER, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least two cents (2(cent)) per share.

          3.4 CERTAIN EVENTS. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this
Section 3 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of this Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under this Warrant, the Stock Purchase Price or the application of such provisions, so as to protect such purchase rights as aforesaid. Such adjustment shall give the Holder of this Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as it would have owned had this Warrant been exercised prior to the event requiring adjustment and had the Holder continued to hold such shares until after the event requiring adjustment.

          3.5 NOTICE OF ADJUSTMENT. Promptly after adjustment of the Stock Purchase Price or any increase or decrease in the number of shares of Common Stock purchasable upon the exercise of this Warrant, the Company shall give written notice thereof to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company. The notice shall be signed by the Company's chief financial officer and shall state (i) the effective date of the adjustment and the Stock Purchase Price resulting from such adjustment and (ii) the increase or decrease, if any, in the number of Common Shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts which such calculation is based.

          3.6 OTHER NOTICES. If at any time:

               (a) the Company shall declare any cash dividend upon its Common Stock;

               (b) the Company shall declare any dividend upon its Common Stock payable in securities (other than a dividend payable solely in shares of Common Stock) or make any special dividend or other distribution to the holders of its Common Stock;

               (c) there shall be any consolidation or merger of the Company with another corporation, or a sale of all or substantially all of the Company's assets to another corporation; or

               (d) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give the registered Holder of this Warrant, (i) at least 15 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such dissolution, liquidation or winding-up; (ii) at least 10 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger or sale, and (iii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least 15 days' written notice of the date when the same shall take place. Any notice given in accordance with clause (i) above shall also specify, in the case of any such dividend, distribution or option rights, the date on which the holders of Common Shares shall be entitled thereto. Any notice given in accordance with clause (iii) above shall also specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be.

          3.7 CHANGES IN COMMON STOCK. In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, business combination or other sale or conveyance of all or substantially all of the Company's assets or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being herein called the "Transaction" and the date of consummation of the Transaction being herein called the "Consummation Date"), then, as a condition of the consummation of the Transaction, lawful and adequate provisions shall be made so that each Holder, upon the exercise hereof at any time on or after the Consummation Date, shall be entitled to receive, and this Warrant shall thereafter represent the right to receive, in lieu of the shares of Common Stock issuable upon such exercise prior to the Consummation Date, the highest amount of Common Stock and/or other securities, rights and property receivable upon such consolidation, merger, sale or conveyance to which such Holder would actually have been entitled as a holder of Common Stock upon the consummation of the Transaction if such Holder had exercised such Warrant immediately prior thereto. The provisions of this Section
3.7 shall similarly apply to successive Transactions.

     4. REGISTRATION RIGHTS.

          4.1 The Company and the Holder hereby agree that if the Holder, in its sole discretion, timely elects to exercise all or any portion of this Warrant, the Holder may elect to have the shares of Common Stock issued pursuant to such exercise included in the registration statement that the Company is obligated to file pursuant to Section 2 of that certain Registration Rights Agreement by and between the Company and certain holders of the Company's common stock, dated as of July 26, 2000 (the "Registration Rights Agreement," a copy of which is attached hereto as EXHIBIT C). In such event, the shares issued upon exercise of this Warrant shall be deemed to be "Shares" (as defined in the Registration Rights Agreement) and each of the rights and obligations of the holders of Registrable Securities under the Registration Rights Agreement (other than those set forth in Section 2(b) thereof) shall apply to the Holder as if the Holder was a party to the Registration Rights Agreement.

          4.2 In the event that this Warrant has not been fully exercised upon termination of effectiveness of the Registration Statement (as defined in the Registration Rights Agreement), and assuming that such termination occurs prior to the Expiration Date, the Holder shall be afforded substantially consistent rights and obligations set forth in the following sections (and subsections, as applicable) of the Registration Rights Agreement and such sections are incorporated herein by reference, MUTATIS MUTANDIS, unless and until this Warrant has been fully exercised or expires (for the purposes of this Section 4.2, each such section listed below shall apply only with respect to offerings of shares of Common Stock subsequent to such termination):

                    (i) Piggy-back Registration (Section 3 of the Registration Rights Agreement);

                    (ii) Registration Procedures (Section 4 of the Registration Rights Agreement);

                    (iii) Indemnification (Section 6 of the Registration Rights Agreement);

                    (iv) Reporting Requirements (Section 7 of the Registration Rights Agreement);

                    (v) Holder Information (Section 8 of the Registration Rights Agreement);

                    (vi) Suspension of Sales (Section 9 of the Registration Rights Agreement);

                    (vii) Forms (Section 10 of the Registration Rights Agreement); and

                    (viii) Miscellaneous (Section 11 of the Registration Rights Agreement).

     5. ISSUE TAX. The issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Holder for any issue tax (other than any applicable income taxes) in respect thereof, PROVIDED, HOWEVER, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of this Warrant at the time of exercise.

     6. CLOSING OF BOOKS. The Company will at no time close its transfer books against the transfer of any shares of Common Stock issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

     7. NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been properly exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of the Holder for the Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

     8. WARRANTS TRANSFERABLE. Subject to compliance with all applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the Holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company's option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered Holder hereof as the owner for all purposes.

     9. RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF WARRANT. The rights and obligations of the Company, of the Holder of this Warrant and of the holder of shares of Common Stock issued upon exercise of this Warrant, referred to in
Section 4 hereof shall survive the exercise of this Warrant.

     10. MODIFICATION AND WAIVER. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

     11. NOTICES. Any notice, request or other document required or permitted to be given or delivered to the Holder or the Company hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, postage prepaid, to such Holder at its address as shown on the books of the Company or to the Company at the address indicated in the first paragraph of this Warrant, or such other address as either may from time to time provide to the other.

     12. BINDING EFFECT ON SUCCESSORS. All of the covenants and provisions of this Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and assigns hereunder.

     13. DESCRIPTIVE HEADINGS. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

     14. GOVERNING LAW. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California, without giving effect to the rules of the State of California governing the conflicts of laws.

     15. ENTIRE AGREEMENT. This Warrant, including the exhibits hereto, contains the entire understanding between the parties with respect to the subject matter hereof.

     16. SEVERABILITY. If any provision of this Warrant shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Warrant.

     17. BENEFITS OF THIS WARRANT. Nothing in this Warrant shall be construed to give any person or entity other than the Company and the Holder any legal or equitable right, remedy or claim under this Warrant; and this Warrant shall be for the sole and exclusive benefit of the Company and the Holder.

     18. LOST WARRANTS. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company shall, at its expense, make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

     19. FRACTIONAL SHARES. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this 31st day of July, 2000.

                                   DIGITAL LAVA INC.
                                   a Delaware corporation

                                   By:  /s/ ROBERT GREENE
                                      -----------------------------------
                                        Name:Robert Greene
                                        Title: Chief Executive Officer

                                    EXHIBIT A

                                SUBSCRIPTION FORM

                                                          Date: ________________

Digital Lava Inc.
13160 Mindanao Way, Suite 350
Marina Del Rey, CA  90292

Attn: President

Dear Sir:

/_/ The undersigned hereby elects to exercise the Warrant issued to it by Digital Lava Inc. (the "Company") and dated July 31, 2000 (the "Warrant") and to purchase thereunder _______________ shares of the Common Stock of the Company (the "Shares") at a purchase price of ________________________ Dollars ($______________) per Share or an
        aggregate purchase price of ______________ Dollars ($ _____________ ) (the "Purchase Price").

/_/ The undersigned hereby elects to convert ___________________ percent (_________%) of the value of the Warrant pursuant to the provisions of Section 1.2 of the Warrant.

        Pursuant to the terms of the Warrant, the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer. The undersigned also makes the representations set forth on the attached Exhibit B of the Warrant.

                                        Very truly yours,

                                        ---------------------------------------

                                        By:
                                           ------------------------------------

                                        Title:
                                              ---------------------------------

                                    EXHIBIT B

                            INVESTMENT REPRESENTATION

THIS AGREEMENT MUST BE COMPLETED, SIGNED AND RETURNED TO DIGITAL LAVA INC. ALONG WITH THE SUBSCRIPTION FORM BEFORE THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANT DATED JULY 31, 2000 WILL BE ISSUED.


                                                     ---------------------------

Digital Lava Inc.
13160 Mindanao Way, Suite 350
Marina Del Rey, CA  90292

Attn:  President

Dear Sir:

     The undersigned ("Purchaser") intends to acquire ________________ shares of the Common Stock (the "Common Stock") of Digital Lava Inc. (the "Company") from the Company pursuant to the exercise of that certain Warrant dated July 31, 2000 held by Purchaser. The Common Stock will be issued to Purchaser in a transaction not involving a public offering and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "1933 Act") and applicable state securities laws. In connection with such purchase and in order to comply with the exemptions from registration relied upon by the Company, Purchaser represents, warrants and agrees as follows:

     Purchaser is acquiring the Common Stock for its own account, to hold for investment, and Purchaser shall not make any sale, transfer or other disposition of the Common Stock in violation of the 1933 Act or the General Rules and Regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC") or in violation of any applicable state securities law.

     Purchaser has been advised that the Common Stock has not been registered under the 1933 Act or state securities laws on the ground that this transaction is exempt from registration, and that reliance by the Company on such exemptions is predicated in part on Purchaser's representations set forth in this letter.

     Purchaser has been informed that under the 1933 Act, the Common Stock must be held indefinitely unless it is subsequently registered under the 1933 Act or unless an exemption from such registration is available with respect to any proposed transfer or disposition by Purchaser of the Common Stock. Purchaser further agrees that the Company may refuse to permit Purchaser to sell, transfer or dispose of the Common Stock unless there is in effect a registration statement under the 1933 Act and any applicable state securities laws covering such transfer, or unless

Purchaser furnishes an opinion of counsel reasonably satisfactory to counsel for the Company, to the effect that such registration is not required.

     Purchaser also understands and agrees that there will be placed on the certificate(s) for the Common Stock, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. These shares have been acquired for investment and may not be sold or otherwise transferred in the absence of an effective registration statement for these shares under the Securities Act and applicable state securities laws, or an opinion of counsel satisfactory to the Company that registration is not required and that an applicable exemption is available."

     Purchaser has carefully read this letter and has discussed its requirements and other applicable limitations upon Purchaser's resale of the Common Stock with Purchaser's counsel.

                                        Very truly yours,

                                        ---------------------------------------

                                        By:
                                           ------------------------------------

                                        Title:
                                              ---------------------------------

                                    EXHIBIT C

                          REGISTRATION RIGHTS AGREEMENT